Exhibit 10.3

Barclays Capital
5 The North Colonnade
Canary Wharf
Execution Copy	London E14 4BB

Tel +44 (0)20 7623 2323

To:	LEGG MASON, INC. (“Counterparty”)

From:	BARCLAYS BANK PLC (“Barclays”)

Date:	December 28, 2007

Reference:

Total Return Swap Transactions

The purpose of this letter agreement is to set forth the terms and conditions of the Transactions entered into between Barclays Bank PLC (“Barclays”) and Legg Mason, Inc. (“Counterparty”), a corporation organized under the law of the State of Maryland, on the Trade Date specified below (each, a “Transaction” and, collectively, the “Transactions”). This letter constitutes a “Confirmation” as referred to in the Master Agreement specified below.

The definitions and provisions contained in the 2000 ISDA Definitions (the “Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation shall govern. Capitalized terms used but not defined in this Confirmation have the meanings assigned to them in Annex A. Capitalized terms used but not defined in this Confirmation or in Annex A have the meanings assigned to them in the Definitions.

1.

Agreement

This Confirmation supplements, forms a part of and is subject to, the ISDA Master Agreement (Multicurrency–Cross Border), dated as of December 28, 2007 (as amended, supplemented and otherwise modified and in effect from time to time, the “Master Agreement”), between Barclays and Counterparty. All provisions contained in the Master Agreement govern this Confirmation except as expressly modified below.

2.

Terms of Transactions

The terms of the particular Transactions to which this Confirmation relates are as follows:

General Terms:

Trade Date:	December 28, 2007

Effective Date:	December 28, 2007

Scheduled Termination Date:

November 24, 2008. At any time prior to the Scheduled Termination Date then in effect, the parties may agree in writing to extend the Scheduled Termination Date then in effect to a date specified in such written agreement.

Termination Date:	The final Total Return Payment Date with respect to all Transactions. The obligations of the parties to make payments required to be made hereunder shall survive the Termination Date.

Obligation Termination Date:	In relation to any Transaction, the final Total Return Payment Date with respect to such Transaction.

Reference Portfolio:	As of any date of determination, all Reference Obligations with respect to all Transactions outstanding on such date.

Reference Obligation:

Each obligation identified in Annex B hereto having the Reference Amount equal to, as of the Trade Date, the “Reference Amount” indicated as such in Annex B hereto and, after the Trade Date, equal to such amount as adjusted by the Calculation Agent in accordance with this Confirmation (and as set forth in the Trade Register Annex).

Counterparty represents (which shall be a representation for purposes of Section 3(d) of the Master Agreement) that each Reference Obligation satisfies the Obligation Criteria set forth in Annex I on the Trade Date.

Trade Register Annex:

Terms and conditions of a Transaction set forth herein that refer to the “Trade Register Annex” will be set forth in one or more spreadsheets or other similar reports (including all data under all tabs therein) (each a “Component Annex”) in substantially the form most recently delivered by Barclays to Counterparty purporting to be the “Trade Register Annex”. The most recent of each such Component Annex delivered by Barclays to Counterparty is herein referred to as the “Trade Register Annex”. Trade Register Annexes will be delivered from time to time by Barclays to Counterparty. For the avoidance of doubt, where two or more Component Annexes collectively constitute the Trade Register Annex, the Component Annex most recently delivered by Barclays to Counterparty shall prevail over any prior Component Annex. Certain trade information in respect of Transactions is described by way of capitalized terms in the Trade Register Annex (“Annex Equivalent Terms”) which do not conform to the capitalized terms used herein to describe such trade information (“Transaction Terms”). Accordingly, the Trade Register Annex shall include an “Annex Key” setting out each Transaction Term and its corresponding Annex Equivalent Term. The trade information set out in respect of the relevant Annex Equivalent Term in the Trade Register Annex shall apply to the related Transaction Term for the purposes of each Transaction (such trade information in relation to a Transaction, as set out under the headings listed under the Annex Equivalent Terms in the most recent Trade Register Annex delivered by Barclays to Counterparty, the “Transaction Entry”). The Confirmation in respect of a Transaction will consist of this Confirmation, as supplemented by the Transaction Entry relating to such Transaction as set forth in the Trade Register Annex. Counterparty shall have no obligation to sign or return any Trade Register Annex. Each Trade Register Annex shall supersede all prior documents or other communications transmitted hereunder purporting to be the Trade Register Annex (each, a “Superseded Annex”). The Confirmation in respect of a Transaction, with effect from the Annex Date referred to in the Trade Register Annex, shall be amended to the extent that any term or condition (each, an “Amended Term”) set forth in the Transaction Entry relating to such Transaction has been modified from that set forth in the most recent Superseded Annex delivered to Counterparty. In respect of a Transaction, this Confirmation, as supplemented by the Transaction Entry relating to such Transaction contained in the Trade Register Annex, will be binding upon Barclays and Counterparty from the date of delivery of the Trade Register Annex to Counterparty unless Counterparty makes a Timely Objection; where (i) “Timely Objection” shall mean (x) in respect of the Initial Trade Register Annex or any Audit Trade Register Annex delivered by Barclays to Counterparty, Counterparty objects to any term included in such Trade Register Annex or Audit Trade Register Annex, as the case may be, within 30 Business Days after the receipt thereof and (y) in respect of Trade Register Annexes (other than the Initial Trade Register Annex or any Audit Trade Register Annexes) delivered by Barclays to Counterparty, Counterparty objects to any Amended Term set out in the Component Annex entitled the “Activity Report” (or any successor spreadsheet, tab or document identified for such purpose by Barclays to Counterparty) within 10 Business Days after the receipt thereof, in each case by notice to Barclays (by e-mail to cvgny@barcap.com or such other e-mail address as Barclays shall, from time to time, notify Counterparty for such purpose) on the grounds that such term or Amended Term, as the case may be, has been incorrectly stated (and any such notice shall set forth such grounds in reasonable detail); and (ii) “Initial Trade Register Annex” and “Audit Trade Register

Annex” shall each mean any Trade Register Annex identified by Barclays, respectively, as an “Initial Trade Register Annex” or “Audit Trade Register Annex” for the purposes of the foregoing (provided that Barclays shall not be entitled to so designate more than one Component Annex as an Audit Trade Register Annex in any calendar year, or more than one Component Annex as the Initial Trade Register Annex, and any purported designation in excess thereof shall not be effective for the purposes of the foregoing). For the avoidance of doubt, the Initial Trade Register Annex shall not constitute an Audit Trade Register Annex and Barclays shall be entitled to designate a Component Annex as an “Audit Trade Register Annex” in the same calendar year in which the Initial Trade Register Annex was delivered by Barclays to Counterparty. The requirement set forth in the Master Agreement that the parties exchange Confirmations shall be satisfied by the delivery of the Trade Register Annex to Counterparty and an objection not timely given as provided above.

Reference Entity:

With respect to each Reference Obligation, the issuer of such Reference Obligation identified as such in Annex B hereto (and any successor to such issuer under the related Reference Obligation Underlying Instrument). In addition, “Reference Entity”, unless the context otherwise requires, shall also refer to any guarantor of or other obligor (including any credit enhancer) on the Reference Obligation.

Portfolio Notional Amount:	As of any date of determination, the sum of the Notional Amounts for all Reference Obligations as of such date.

Reference Amount:

In relation to any Reference Obligation as of any date of determination, the outstanding principal amount of such obligation payable at the maturity thereof (without regard to any principal representing capitalized or deferred interest), as adjusted from time to time by the Calculation Agent in accordance with this Confirmation.

Notional Amount:

(a) In relation to any Transaction (other than with respect to any Terminated Obligation or Repaid Obligation), as of any date of determination, the Reference Amount of such Reference Obligation as of such date multiplied by the Initial Price for such Reference Obligation; and

(b) In relation to any Transaction with respect to a Terminated Obligation or Repaid Obligation, the amount of the reduction in the Reference Amount of the related Reference Obligation determined, in the case of a Terminated Obligation, pursuant to Clause 3 or, in the case of a Repaid Obligation, pursuant to Clause 5, in each case multiplied by the Initial Price for the related Reference Obligation.

Unused Amount:

As of any date of determination with respect to any Transaction (whether or not then outstanding), the excess, if any, of (a) the Notional Amount of such Transaction in effect on the Effective Date over (b) the Notional Amount of such Transaction as of such date of determination (which shall be deemed to be zero if such Transaction is not then outstanding).

Maximum Portfolio Notional Amount:	USD832,300,000.

Business Day:	TARGET, London and New York.

Business Day Convention:	Following (which shall apply to any date specified herein for the making of any payment or determination or the taking of any action which falls on a day that is not a Business Day).

Monthly Period:	Each period from but excluding the 15th day of any calendar month to and including the same day of the immediately succeeding calendar month.
Calculation Agent:
Barclays. The Calculation Agent shall make all determinations, calculations and adjustments required pursuant to this Confirmation in good faith and on a commercially reasonable basis.
Calculation Agent City:
New York
Initial Price:

In relation to any Reference Obligation, the Initial Price specified as such in Annex B. The Initial Price will be determined as of the related Trade Date and will be expressed as a percentage of the Reference Amount. The Initial Price will be determined exclusive of accrued interest and without regard to any Commercial Paper Discount.

Payments by Counterparty

Counterparty First Floating Amounts:

First Floating Amount Payer:	Counterparty

First Floating Amount:

In relation to any First Floating Rate Payer Payment Date, the sum, for each Transaction for which such date is a First Floating Rate Payer Payment Date, of the products of (a) the First Floating Rate Payer Calculation Amount for such Transaction for the related First Floating Rate Payer Calculation Period multiplied by (b) the Floating Rate Option for such Transaction during the related First Floating Rate Payer Calculation Period plus the Spread in effect during the related First Floating Rate Payer Calculation Period multiplied by (c) the Floating Rate Day Count Fraction.

If the Floating Rate Option in relation to any Transaction varies during any First Floating Rate Payer Calculation Period, then the Floating Rate Option for such Calculation Period shall be equal to (a) the sum, for each day during such Calculation Period, of the products of the First Floating Rate Payer Calculation Amount for such Transaction for such Calculation Period multiplied by the Floating Rate Option in effect on such day divided by (b) the sum of the First Floating Rate Payer Calculation Amount for such Transaction for each such day.

First Floating Rate Payer Calculation Amount:

In relation to any First Floating Rate Payer Payment Date and any Transaction, the daily average of the Notional Amount of such Transaction during the related First Floating Rate Payer Calculation Period.

First Floating Rate Payer Calculation Period:

In relation to any Transaction, each Monthly Period, except that (a) the initial First Floating Rate Payer Calculation Period will commence on, and include, the Effective Date and (b) the final First Floating Rate Payer Calculation Period will end on, but exclude, the related Obligation Termination Date.

First Floating Rate Payer Payment Dates:

(a) In relation to any Transaction (other than with respect to any Terminated Obligation or Repaid Obligation), the fifth Business Day following the last day of any Monthly Period during which a payment of interest is scheduled or otherwise required to be made on the related Reference Obligation, commencing with the first such date after the Effective Date and ending with the last such date occurring prior to the related Obligation Termination Date; and

(b) In relation to any Transaction with respect to a Terminated Obligation or Repaid Obligation, the related Total Return Payment Date.

Floating Rate Option:	In relation to any Transaction, USD-LIBOR-BBA.

Designated Maturity:	One month

Spread:	1.00%.

Floating Rate Day Count Fraction:	In relation to any Transaction, Actual/360.

Reset Dates:	The first day of each First Floating Rate Payer Calculation Period
Compounding:	Inapplicable

Counterparty Second Floating Amounts:

Second Floating Amount Payer:	Counterparty

Second Floating Amount:

In relation to any Second Floating Rate Payer Payment Date and any Transaction, the product of (a) the Second Floating Rate Payer Calculation Amount for the related Second Floating Rate Payer Calculation Period multiplied by (b) the Spread multiplied by (c) the Floating Rate Day Count Fraction.

Second Floating Rate Payer Calculation Amount:	In relation to any Second Floating Rate Payer Calculation Period and any Transaction, the daily average Unused Amount for such Transaction during such Second Floating Rate Payer Calculation Period.

Second Floating Rate Payer Calculation Period:

In relation to any Transaction, each Monthly Period; provided that (a) the initial Second Floating Rate Payer Calculation Period shall begin on the Effective Date and (b) the final Second Floating Rate Payer Calculation Period shall end after the Effective Date by a number days equal to one half of the number of days from and including the Effective Date to but excluding the “Maturity Date” set forth in Annex B with respect to the related Reference Obligation.

Second Floating Rate Payer Payment Dates:

In relation to any Transaction, the fifth Business Day following the last day of each Monthly Period; provided that (a) the initial Second Floating Rate Payer Payment Date will be the first such Business Day after the Effective Date and (b) the final Second Floating Rate Payer Payment Date will be the fifth Business Day following the last day of the final Second Floating Rate Payer Calculation Period (whether or not the Termination Date occurs prior to the fifth Business Day following the last day of the final Second Floating Rate Payer Calculation Period).

Spread:	1.00%.

Floating Rate Day Count Fraction:	Actual/360.

Compounding:	Inapplicable

Counterparty Third Floating Amounts

Third Floating Amount Payer:	Counterparty

Third Floating Amount:	Each Expense or Other Payment.

Third Floating Rate Payer Payment Dates:

In relation to any Transaction, (a) the fifth Business Day following the last day of each Monthly Period, beginning with the first such Business Day after the Effective Date, (b) the related Obligation Termination Date and (c) after the related Obligation Termination Date, the fifth Business Day after notice of a Third Floating Amount from Barclays to Counterparty; provided that, prior to the fifth Business Day after the related Obligation Termination Date, if Counterparty has received less than five Business Days’ notice from Barclays that such Third Floating Amount is due and payable, such Third Floating Rate Payer Payment Date shall be the fifth Business Day following the last day of the next succeeding Monthly Period. The obligation of Counterparty to pay Third Floating Amounts in respect of any Transaction shall survive the related Obligation Termination Date.

Counterparty Fourth Floating Amounts:

Fourth Floating Amount Payer:	Counterparty

Fourth Floating Amount:	In relation to any Transaction, Capital Depreciation, if any, with respect to such Transaction as of the related Total Return Payment Date.

Fourth Floating Rate Payer Payment Dates:	Each Total Return Payment Date.

Payments by Barclays:

Barclays Fixed Amounts:

Fixed Amount Payer:	Barclays

Fixed Amount:	In relation to any Transaction, the Interest and Fee Amount with respect to such Transaction for the related Fixed Amount Payer Payment Date.

Fixed Amount Payer Calculation Periods:

In relation to each Reference Obligation in the Reference Portfolio, each period from and including any date upon which a payment of interest is made on such Reference Obligation to but excluding the next such date; provided that (a) the initial Fixed Amount Payer Calculation Period shall commence on and include the Effective Date and (b) the final Fixed Amount Payer Calculation Period shall end on, but exclude, the Repayment Date (in the case of a Repaid Obligation) or the Settlement Date (otherwise) for such Reference Obligation.

Fixed Amount Payer Payment Dates:

(a) In relation to any Transaction (other than with respect to any Terminated Obligation or Repaid Obligation), the fifth Business Day following the last day of any Monthly Period during which a payment of interest is made on the related Reference Obligation, commencing with the first such date after the Effective Date and ending with the last such date occurring prior to the related Obligation Termination Date; and (b) In relation to any Transaction with respect to any Terminated Obligation or Repaid Obligation, the related Total Return Payment Date.

Barclays Floating Amounts:

Floating Amount Payer:	Barclays

Floating Amount:	In relation to any Transaction, Capital Appreciation, if any, with respect to such Transaction as of the related Total Return Payment Date.

Floating Rate Payer Payment Dates:	Each Total Return Payment Date.

3.

Reference Obligation Removal; Accelerated Termination.

Reference Obligation Removal

(a) Counterparty shall be entitled to terminate any Transaction or any portion thereof by giving a notice (an “Accelerated Termination Notice”) that is effective no more than 30 days, and no less than seven Business Days, prior to the proposed Pricing Date (each such termination, an “Accelerated Termination”). The Accelerated Termination Notice shall specify (1) the Reference Obligation that is the subject of such Accelerated Termination, (2) the Reference Amount of the Transaction (or portion thereof) to be terminated (which will be the Reference Amount of the Terminated Obligation) and (3) the proposed Pricing Date.

Elective Termination by Barclays due to Obligation Non-Compliance

(b) If (i) any Reference Obligation fails to satisfy the Obligation Criteria at any time or (ii) any Reference Obligation is determined to be ineligible under the related Reference Obligation Underlying Instrument for purchase (without any further consent or approval) by the Hedge Party, Barclays may notify Counterparty in writing of such noncompliance and, if Counterparty fails to correct such noncompliance within 15 days following the delivery of such notice (any such non-compliance, an “Obligation Non-Compliance”), Barclays will then have the right but not the obligation to terminate each Transaction that is the subject of this Confirmation (or, in the case of an Obligation Non-Compliance referred to in the foregoing clause (ii), the Transaction relating to the Reference Obligation that is the subject of such Obligation Non-Compliance). Barclays can exercise this termination right by delivering an Accelerated Termination Notice to Counterparty designating the Accelerated Termination Date and the proposed Pricing Date for each Terminated Obligation not less than 10 days prior to the proposed Pricing Date. The Accelerated Termination Notice shall specify, for each outstanding Transaction being terminated, (1) the Reference Obligation that is the subject of such Accelerated Termination, (2) the Reference Amount of such Transaction (which will be the Reference Amount of the Terminated Obligation) and (3) the proposed Pricing Date.

Effect of Termination

(c) With respect to any Transaction terminated in whole pursuant to this Clause 3, as of the relevant Settlement Date the Reference Amount shall be reduced to zero. With respect to any Transaction terminated in part pursuant to this Clause 3, as of the relevant Settlement Date the Reference Amount shall be reduced by the amount of the reduction of the Reference Amount specified in the Accelerated Termination Notice. Following any Settlement Date (other than the Settlement Date in respect of the Termination Date), Barclays shall prepare and deliver to Counterparty a revised Trade Register Annex; provided that any such termination shall be effective whether or not Barclays prepares and delivers a revised Trade Register Annex.

4.

Final Price Determination

Following the termination of any Transaction in whole or in part pursuant to Clause 3 or by reason of the occurrence of the Scheduled Termination Date (other than in connection with a Repayment), the Final Price for the relevant Terminated Obligation will be determined in accordance with this Clause 4.

Determination by Counterparty

(a) In order to determine the Final Price for any Terminated Obligation then held by the Hedge Party as a hedge for the related Transaction, Counterparty may arrange for the sale of such Terminated Obligation by giving notice of such sale to Barclays. Such notice must be given at least three Business Days prior to the related Pricing Date in the case of any Terminated Obligation and at least 30 days prior to the Scheduled Termination Date if all Transactions are to be terminated in connection with the Scheduled Termination Date. Any sale (i) must be to a buyer approved in advance by Barclays (which may be Barclays or any Affiliate thereof), such approval not to be unreasonably withheld or delayed, (ii) must be scheduled to occur on or prior to the related Pricing Date in the case of any Terminated Obligation and prior to the Scheduled Termination Date if all Transactions are to be terminated in connection with the Scheduled Termination Date and (iii) must be settled substantially in accordance with the then-current market practice in the principal market for the related Reference Obligation, as determined by the Calculation Agent. If Counterparty so arranges any sale, the net cash proceeds received from the sale of any Terminated Obligation, net of the related Costs of Assignment, shall be the “Final Price” for that Terminated Obligation.

Determination by Calculation Agent

(b) If the Final Price for any Terminated Obligation is not determined according to Clause 4(a), the Calculation Agent shall attempt to obtain Firm Bids for such Terminated Obligation with respect to the applicable Pricing Date from three or more Dealers. The Calculation Agent will give Counterparty notice of its intention to obtain Firm Bids pursuant to this Clause 4(b) (such notice to be given telephonically and via electronic mail) not later than one hour prior to the bid submission deadline specified below. By notice to Barclays not later than 30 minutes after such notice from the Calculation Agent, Counterparty may, but shall not be obligated to, designate a Dealer of credit standing acceptable to Barclays in the exercise of its reasonable discretion to provide a Firm Bid (and the Calculation Agent will seek a Firm Bid from such Dealer if so designated by Counterparty on a timely basis). A “Firm Bid” shall be a good and irrevocable bid for value, to purchase all or a portion of the applicable Terminated Obligation, expressed as a percentage of the Reference Amount and exclusive of accrued interest and without regard to any Commercial Paper Discount (but inclusive of any principal representing capitalized or deferred interest), for settlement substantially in accordance with the then-current market practice in the principal market for such Terminated Obligation, as determined by the Calculation Agent, submitted by a Dealer as of 9:00 a.m. New York time on the Pricing Date or as soon as practicable thereafter. Barclays may, but is not obligated to, sell or cause the sale of any portion of any Terminated Obligation to any Dealer that provides a Firm Bid.

If the Calculation Agent is unable to obtain from Dealers at least one Firm Bid or combination of Firm Bids for all of the Reference Amount of any Terminated Obligation on the relevant Pricing Date, the Calculation Agent will attempt to obtain a Firm Bid or combination of Firm Bids for all of the Reference Amount of such Terminated Obligation from three or more Dealers within one Business Day after the relevant Pricing Date.

If the Calculation Agent is able to obtain at least one Firm Bid or combination of Firm Bids for all of the Reference Amount of any Terminated Obligation within one Business Day after the relevant Pricing Date, the Final Price for such Terminated Obligation shall be determined by reference to such Firm Bid or combination of Firm Bids. If no Firm Bids are obtained for all or a portion of the applicable Terminated Obligation within one Business Day after the relevant Pricing Date, the Final Price shall be deemed to be zero with respect to each portion of such Terminated Obligation for which no Firm Bid was obtained. The Calculation Agent will conduct the bid process in accordance with the procedures set forth in this Clause 4(b) and otherwise in a commercially reasonable manner. With respect to any termination of a Transaction effected under Clause 3(a), Barclays and Counterparty will make commercially reasonable efforts to accomplish the assignment to Counterparty of any Terminated Obligation (or portion thereof) for which the Final Price is deemed to be zero (including as provided below); provided that Barclays shall not be liable for any losses related to any delay in or failure of such assignment beyond its control.

Notwithstanding anything to the contrary herein,

(i)

the Calculation Agent shall be entitled to disregard any Firm Bid submitted by a Dealer if, in the Calculation Agent’s commercially reasonable judgment, (x) such Dealer may be ineligible to accept assignment or transfer of the related Terminated Obligation or portion thereof, as applicable, substantially in accordance with the then-current market practice in the principal market for the Reference Obligation, as determined by the Calculation Agent, or (y) such Dealer would not, through the exercise of its commercially reasonable efforts, be able to obtain any consent required under any agreement or instrument governing or otherwise relating to the related Reference Obligation or to the assignment or transfer of the related Terminated Obligation or portion thereof, as applicable, to it; and

(ii)

if the Calculation Agent determines that the highest Firm Bid obtained in connection with any Pricing Date is not bona fide, including, without limitation, due to (x) the insolvency of the bidder, (y) the inability, failure or refusal of the bidder to settle the purchase of the related Terminated Obligation or portion thereof, as applicable, or otherwise settle transactions in the relevant market or perform its obligations generally or (z) the Calculation Agent having other reasonable grounds for insecurity concerning the bidder’s ability to settle the purchase of the related Terminated Obligation or portion thereof, as applicable, that Firm Bid shall be disregarded.

If Barclays transfers, or causes the transfer of, the Terminated Obligation to the Dealer or Dealers providing the highest Firm Bid or combination of Firm Bids, the net cash proceeds received from the sale of such Terminated Obligation, which sale shall be settled substantially in accordance with the then-current market practice in the principal market for the related Reference Obligation as determined by the Calculation Agent, net of the related Costs of Assignment, shall be the “Final Price” for that Terminated Obligation.

If Barclays determines, in its sole discretion, not to sell or cause the sale of any portion of any Terminated Obligation to the entity or entities providing the highest Firm Bid or combination of Firm Bids, the “Final Price” for such unsold portion shall be equal to such highest Firm Bid (or combination of Firm Bids) multiplied by the Reference Amount of such Terminated Obligation (or the respective portions of the Reference Amount to which such Firm Bids relate). The Calculation Agent may perform any of its duties under this Clause 4(b) through any Affiliate designated by it, but no such designation shall relieve the Calculation Agent of its duties under this Clause 4(b).

Early Termination of Facility

(d) For the avoidance of doubt, if the Termination Date occurs prior to the day preceding the Scheduled Termination Date, each Counterparty Second Floating Amount shall continue to be payable by Counterparty on each subsequent Second Floating Rate Payer Payment Date occurring on or prior to the day preceding the Scheduled Termination Date; provided that, if either party shall so specify in writing to the other party prior to any final Pricing Date, then on the Termination Date (i) the obligation of Counterparty to continue to pay each Counterparty Second Floating Amount on each subsequent Second Floating Rate Payer Payment Date shall terminate and be replaced by the obligation in the following clause and (ii) Counterparty shall pay to Barclays an amount equal to the present value (as calculated by the Calculation Agent with discounting on each Counterparty Second Floating Rate Payer Payment Date on an Actual/360 basis) discounted to the Termination Date of each Counterparty Second Floating Amount payable (without regard to the termination of such obligation under the foregoing clause) on each subsequent Second Floating Rate Payer Payment Date, at a discount rate per annum equal to the Discount Rate. For this purpose, the “Discount Rate” means the zero coupon swap rate (as determined by the Calculation Agent) implied by the fixed rate offered to be paid by Barclays under a fixed for floating interest rate swap transaction with a remaining Term equal to the period from the Termination Date to the Scheduled Termination Date in exchange for the receipt of payments indexed to USD-LIBOR-BBA.

5.

Repayment.

If all or a portion of the Reference Amount of any Reference Obligation is repaid, prepaid or otherwise reduced (including, without limitation, through any exercise by the Reference Entity of its right of set-off, reduction, or counterclaim that results in the satisfaction, on a ratable basis among Reference Holders, of the obligations of such Reference Entity to pay any principal, interest or any other amount owing in respect of any Reference Obligation or any portion thereof, but excluding any portion of such principal constituting accreted Commercial Paper Discount) on or prior to the Scheduled Termination Date (the amount of such repayment, prepayment or other reduction, a “Repayment”; the portion of the related Reference Obligation so repaid, prepaid or otherwise reduced, a “Repaid Obligation”; and the date of such repayment, prepayment or other reduction, the “Repayment Date”):

(a)

the Total Return Payment Date with respect to the Repaid Obligation will be the fifth Business Day next succeeding the Monthly Period in which the Repayment Date occurred;

(b)

as of the related Repayment Date, the Reference Amount of such Reference Obligation shall be decreased by an amount equal to the principal amount of the Repaid Obligation; and

(c)

the related Final Price of the Repaid Obligation shall be the amount of principal and premium (other than any premium included in the definition of “Interest and Fee Amount” and any portion of such principal constituting accreted Commercial Paper Discount, but including any principal representing capitalized or deferred interest) paid on the Repaid Obligation to the Reference Holder on such Repayment Date. Following any Repayment Date, Barclays shall prepare and deliver to Counterparty a revised Trade Register Annex showing the revised Reference Amount for the related Reference Obligation; provided that any such change in the Reference Amount shall be effective whether or not Barclays prepares and delivers a revised Trade Register Annex.

6.

Adjustments.

If any Reference Obligation or portion thereof is irreversibly converted or exchanged into or for any securities, obligations, cash or other assets or property (“Exchange Consideration”), thereafter such Exchange Consideration will constitute such Reference Obligation or portion thereof and the Calculation Agent shall in good faith adjust the terms of any Transaction relating to such Reference Obligation as the Calculation Agent determines appropriate to preserve the theoretical value of such Transaction to the parties immediately prior to such exchange or, if such exchange results in a change in value, the proportionate post-exchange value, and determine the effective date of such adjustments.

7.

Representations, Warranties and Agreements.

(a) Each party hereby agrees as follows, so long as either party has or may have any obligation under any Transaction.

(i)

Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into such Transaction and as to whether such Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisors as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into such Transaction; it being understood that information and explanations related to the terms and conditions of such Transaction shall not be considered investment advice or a recommendation to enter into such Transaction. It has not received from the other party any assurance or guarantee as to the expected results of such Transaction;

(ii)

Evaluation and Understanding. It is capable of evaluating and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of such Transaction. It is also capable of assuming, and assumes, the financial and other risks of such Transaction;

(iii)

Status of Parties. The other party is not acting as a fiduciary or an advisor for it in respect of such Transaction; and

(iv)

Reliance on its Own Advisors. Without limiting the generality of the foregoing, in making its decision to enter into, and thereafter to maintain, administer or terminate, such Transaction, it will not rely on any communication from the other party as, and it has not received any representation or other communication from the other party constituting, legal, accounting, business or tax advice, and it will consult its own legal, accounting, business and tax advisors concerning the consequences of such Transaction.

(b) Each party acknowledges and agrees that, so long as either party has or may have any obligation under any Transaction:

(i)

such Transaction does not create any direct or indirect obligation of any Reference Entity or any direct or indirect participation in any Reference Obligation or any other obligation of any Reference Entity;

(ii)

each party and its Affiliates may deal in any Reference Obligation and may accept deposits from, make loans or otherwise extend credit to, and generally engage in any kind of commercial or investment banking or other business with any Reference Entity, any Affiliate of any Reference Entity, any other person or entity having obligations relating to any Reference Entity and may act with respect to such business in the same manner as if such Transaction did not exist and may purchase, sell, hold or trade securities or other financial instruments of or linked to any Reference Entity, regardless of whether any such action might have an adverse effect on such Reference Entity, the value of the related Reference Obligation or the position of the other party to such Transaction or otherwise;

(iii)

except as provided in Clause 7(d)(iv), each party and its Affiliates and the Calculation Agent may, whether by virtue of the types of relationships described herein or otherwise, at the date hereof or at any time hereafter, be in possession of information regarding any Reference Entity or any Affiliate of any Reference Entity that is or may be material in the context of such Transaction and that may or may not be publicly available or known to the other party. In addition, but without limiting Clause 7(b)(vi), this Confirmation does not create any obligation on the part of such party and its Affiliates to disclose to the other party any such relationship or information (whether or not confidential);

(iv)

neither Barclays nor any of its Affiliates shall be under any obligation to hedge such Transaction or to own or hold any Reference Obligation as a result of such Transaction, and Barclays and its Affiliates may establish, maintain, modify, terminate or re-establish any hedge position or any methodology for hedging at any time without regard to Counterparty. Counterparty acknowledges and agrees that it is not relying on any representation, warranty or statement by Barclays or any of its Affiliates as to whether, at what times, in what manner or by what method Barclays or any of its Affiliates may engage in any hedging activities;

(v)

notwithstanding any other provision in this Confirmation or any other document, Barclays and Counterparty (and each employee, representative, or other agent of Barclays or Counterparty) may each disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to them relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws. To the extent not inconsistent with the previous sentence, Barclays and Counterparty will each keep confidential (except as required by law) all information other than information that is “tax treatment” or “tax structure” under Sections 6011, 6111 and 6112 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder unless the other party has consented in writing to the disclosure of such information; and

(vi)

if Barclays chooses to hedge its risk with respect to any Transaction through economic exposure to ownership of the related Reference Obligation, the Reference Obligation shall be held of record by a special purpose vehicle (the “Hedge Party”), which may be a series of Grand Central Asset Trust, a Delaware statutory trust. The Hedge Party may deal with the Reference Obligation as if the related Transaction did not exist, provided that, so long as the Hedge Party remains the lender of record with respect to the Reference Obligation, the Hedge Party shall be a party to a management agreement with Counterparty’s designated investment adviser providing for, subject to the terms and conditions thereof, (x) the exercise of any voting and other similar consensual rights (including rights relating to the participation in any creditors’ committee, whether formal or informal) in respect of the Reference Obligation by such investment adviser and (y) the prompt delivery to such investment adviser of the following information and documentation, in each case, to the extent actually received by the Hedge Party from the Reference Entity or its agents under the related Reference Obligation Underlying Instrument, but subject to any confidentiality or similar restrictions imposed under the terms of the Reference Obligation or otherwise imposed by the administrative agent, borrower or obligor with respect thereto: all notices of any borrowings, prepayments and interest rate settings, all amendments, waivers and other modifications (whether final or proposed) in relation to the terms of the Reference Obligation; and all notices given by the Reference Entity to the lenders or their agent or by the lenders or their agent to the Reference Entity in relation to the exercise of remedies.

(c) Each of the parties hereby represents that:

(i)

it is entering into each Transaction for investment, financial intermediation, hedging or other commercial purposes; and

(ii)

(x) it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended (the “CEA”), (y) the Master Agreement and each Transaction are subject to individual negotiation by each party, and (z) neither the Master Agreement nor any Transaction will be executed or traded on a “trading facility” within the meaning of Section 1a(33) of the CEA.

(d) Counterparty hereby represents to Barclays that:

(i)

its financial condition is such that it has no need for liquidity with respect to its investment in any Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness. Its investment in and liabilities in respect of any Transaction, which it understands is not readily marketable, is not disproportionate to its net worth, and it is able to bear any loss in connection with any Transaction, including the loss of its entire investment in such Transaction;

(ii)

it understands no obligations of Barclays to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any Affiliate of Barclays or any governmental agency;

(iii)

it is not an Affiliate of any Reference Entity;

(iv)

as of (x) the relevant Trade Date and (y) unless Counterparty provides the highest Firm Bid in connection with the Pricing Date, any date on which the Calculation Agent solicits Firm Bids or any Obligation Termination Date, neither Counterparty nor any of its Affiliates, whether by virtue of the types of relationships described herein or otherwise, is on such date in possession of information regarding any related Reference Entity or any Affiliate of such Reference Entity that is or may be material in the context of any Transaction or the purchase or sale of any related Reference Obligation unless such information either (x) is publicly available or (y) has been made available to each registered owner of such Reference Obligation on a basis that permits such registered owner to disclose such information to any assignee of or participant (whether on a funded or unfunded basis) in, or any prospective assignee of or participant (whether on a funded or unfunded basis) in, any rights or obligations under the related Reference Obligation Underlying Instrument;

(v)

it has delivered to Barclays on or prior to the date hereof (and it will, prior to any expiration of any such form previously so delivered, deliver to Barclays) a United States Internal Revenue Service Form W-9 (or applicable successor form), properly completed and signed (which representation shall also be made for purposes of Section 3(f) of the Master Agreement); and

(vi)

it is not, for U.S. Federal income tax purposes, a tax-exempt organization or a transparent entity the owners of which include such organizations.

(e) Notwithstanding anything in the Master Agreement to the contrary, Barclays will not be required to pay any additional amount under Section 2(d)(i) of the Master Agreement in respect of any deduction or withholding for or on account of any Tax in relation to any payment under any Transaction that is determined by reference to interest or fees payable with respect to any Reference Obligation. If Barclays is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding for or on account of any Tax in relation to any payment under any Transaction that is determined by reference to interest or fees payable with respect to any Reference Obligation and Barclays does not so deduct or withhold, then Section 2(d)(ii) of the Master Agreement shall be applicable.

8.

Adjustments Relating to Certain Unpaid or Rescinded Payments.

(a) If (i) Barclays makes any payment to Counterparty as provided under Clause 2 and the corresponding Interest and Fee Amount is not paid (in whole or in part) when due or (ii) any Interest and Fee Amount in respect of a Reference Obligation is required to be returned (in whole or in part) by a holder of such Reference Obligation (including, without limitation, Barclays or the Hedge Party) to the applicable Reference Entity or paid to any other person or entity or is otherwise rescinded pursuant to any bankruptcy or insolvency law or any other applicable law, then Counterparty will pay to Barclays, upon request by Barclays, such amount (or portion thereof) so not paid or so required to be returned, paid or otherwise rescinded. If such returned, paid or otherwise rescinded amount is subsequently paid, Barclays shall pay such amount (subject to Clause 8(c)) to Counterparty within five Business Days after the date of such subsequent payment.

(b) If, with respect to any Repaid Obligation, the corresponding payment of principal of the Repaid Obligation is required to be returned (in whole or in part) by a holder thereof (including, without limitation, Barclays or the Hedge Party) to the applicable Reference Entity or paid to any other person or entity or is otherwise rescinded pursuant to any bankruptcy or insolvency law or any other applicable law, then (i) the parties hereto shall be restored severally and respectively to their former positions hereunder and thereafter all rights and obligations of the parties hereunder shall continue as though no Repayment had occurred and (ii) without limiting the generality of the foregoing, if either party has made a payment to the other party in respect of Capital Appreciation or Capital Depreciation related to such Repayment as provided under Clause 2, then the party that received the payment in respect of such Capital Appreciation or Capital Depreciation, as applicable, shall repay such amount (subject to Clause 8(c)) to the other party. If such returned, paid or otherwise rescinded amount is subsequently paid by the related Reference Entity or any such other person or entity, then the relevant party shall pay the amount of such Capital Appreciation or Capital Depreciation, as applicable, within five Business Days after the date of such subsequent payment.

(c) Amounts payable pursuant to this Clause 8 shall be subject to adjustment by the Calculation Agent in good faith and on a commercially reasonable basis, as agreed by Barclays and Counterparty, in order to preserve for the parties the intended economic risks and benefits of the relevant Transaction.

(d) The payment obligations of Barclays and Counterparty pursuant to this Clause 8 shall survive the termination of all Transactions.

(e) Section 2(c)(ii) of the Master Agreement shall not apply to the Transactions to which this Confirmation relates.

9.

Credit Support.

Notwithstanding anything in the Credit Support Annex (the “Credit Support Annex”) to the Schedule to the Master Agreement to the contrary, the following collateral terms shall apply to each Transaction to which this Confirmation relates (capitalized terms used in this Clause 9 but not otherwise defined in this Confirmation have the respective meanings given to such terms in the Credit Support Annex):

(a)

With respect to each Transaction to which this Confirmation relates, a single “Independent Amount” shall be applicable to Counterparty in an amount equal to the Collateral Value with respect to such Transaction multiplied by the percentage set forth in Clause 9(b) under the caption “Independent Amount Percentage”. Not less than one Business Day prior to the Trade Date, Counterparty as Pledgor will Transfer to Barclays as Secured Party Eligible Collateral having a Value as of the date of Transfer equal to the related Independent Amount determined pursuant to this Clause 9(a).

(b)

With respect to each Transaction to which this Confirmation relates, the “Independent Amount Percentage” applicable to such Transaction will be equal to:

Condition	Independent Amount Percentage
(i) Except as indicated in clause (ii) or (iii) below, with respect to any Transaction:	10%

(ii) With respect to any Transaction at a time when there is only one Reference Entity that is the subject of the Transactions to which this Confirmation relates:	12.5%

(iii) With respect to any Transaction relating to a Reference Obligation that is the subject of an Enforcement Event:	20%

(c)

In no event shall Barclays as Secured Party be obligated to Transfer Posted Credit Support in respect of a Return Amount to Counterparty as Pledgor if the Value as of any Valuation Date of all Posted Credit Support held by Barclays as Secured Party would be less than the aggregate of all Independent Amounts determined pursuant to Clause 9(a).

(d)

In no event shall Barclays as Pledgor be required to Transfer Eligible Collateral to Counterparty. In addition, for purposes of calculating “Exposure” with respect to any Transaction to which this Confirmation relates, (i) Barclays shall be the sole Valuation Agent and shall determine any Market Quotation in relation to such Transaction, (ii) such Market Quotation will be determined by the Valuation Agent using its estimate of the amount that would be paid for a Replacement Transaction based on the application of Section 6(e)(i)(3) of the Master Agreement, (iii) such Market Quotation may from time to time be determined by the Valuation Agent in its sole discretion and without notice to Counterparty solely in respect of payments in respect of Capital Appreciation or Capital Depreciation that would have been required in respect of a Transaction after the relevant Early Termination Date (provided that the Valuation Agent will not thereafter be precluded from making such determination with respect to all payments and deliveries that would have been required after the relevant Early Termination Date, regardless of the absence of notice thereof to Counterparty) and (iv) if Counterparty disputes the calculation of Exposure with respect to such Transaction, the Valuation Agent will recalculate Exposure for such Transaction on the basis that the market value of the related Reference Obligation is equal to its Current Price.

(e)

In the event that Counterparty defaults in its obligation under Paragraph 3(a) of the Credit Support Annex to Transfer Eligible Credit Support, then Barclays may in accordance with Clause 4(b) determine the “Final Price” for each Reference Obligation (as if each Reference Obligation were a “Terminated Obligation”). If Counterparty enters into any Transaction under (and as defined in) the Master Agreement other than the Transactions contemplated by this Confirmation (each, a “Separate Transaction”), then the Delivery Amount and Return Amount with respect to Counterparty as Pledgor and all Separate Transactions shall be calculated (i) solely with reference to all Separate Transactions and (ii) without regard to the aggregate of all Independent Amounts applicable to the Pledgor under this Confirmation or any Posted Collateral Transferred by Pledgor pursuant to this Confirmation.

(f)

Except as provided in the following sentence, on the Business Day next succeeding the Pricing Date or Repayment Date, as the case may be, with respect to a Terminated Obligation or Repaid Obligation, (i) the Independent Amount Percentage with respect to the Transaction (or portion thereof) related to such Terminated Obligation or Repaid Obligation shall be reduced to zero and (ii) neither party shall have any right to demand the transfer pursuant to the Credit Support Annex of additional Eligible Credit Support or the return of Posted Credit Support based upon any subsequent change in Exposure to the other party with respect to the Transaction (or portion thereof) related to such

Terminated Obligation or Repaid Obligation. If the Final Price with respect to any Transaction (or portion thereof) relating to a Terminated Obligation is determined by reference to one or more Firm Bids submitted by Counterparty or any Affiliate thereof, then (i) the Independent Amount Percentage with respect to the Transaction (or portion thereof) related to such Terminated Obligation shall not be reduced to zero until the date of the final settlement of all purchases as to which Counterparty or any Affiliate thereof has submitted a Firm Bid satisfying the requirements of Clause 4(b) and (ii) Barclays (in its sole discretion) may continue to demand the transfer pursuant to the Credit Support Annex of additional Eligible Credit Support (subject to Counterparty’s right to demand the return of Posted Credit Support) based upon changes in Exposure subsequent to the submission of such Firm Bids by Counterparty or any Affiliate thereof, in each case, until the date of the final settlement of all purchases as to which Counterparty or any Affiliate thereof has submitted a Firm Bid satisfying the requirements of Clause 4(b) (and, for this purpose, such Credit Support Amount shall be determined with respect to any Terminated Obligation as if no Final Price had been established until the date of settlement of the relevant purchase).

10.

Notice and Account Details.

Notices to Barclays:

Barclays Bank PLC

200 Park Avenue

New York, New York 10166

Tel: +1 212 412 5700

Fax: +1 212 412 1694

Attention: Structured Credit Transaction Management

Notices to Counterparty:

As set forth in the Master Agreement

Payments to Barclays:

Bank:	Federal Reserve Bank Of New York, New York
ABA No:	026-0025-74
A/C:	Barclays Bank Plc, New York
Favor:	Barclays Swaps & Options Group, New York
A/C No:	050-01922-8

Payments to Counterparty:

Any payment to be made by Barclays shall be subject to the condition that Counterparty shall have received notice of the account to which such payment is to be made not less than three Local Business Days prior to the date of such payment.

Any notice or other communication to be given under this Confirmation may be given, in addition to the means for notice contemplated by the Master Agreement, by e-mail to a party using the e-mail details provided by such party to the other party in a notice given in accordance with the Master Agreement, and such e-mail notice will be deemed effective on the date it is delivered unless the date of that delivery (or attempted delivery) is not a Local Business Day or is after the close of business on a Local Business Day, in which case that e-mail notice will be deemed given and effective on the first following day that is a Local Business Day.

11.

Offices.

(a)

The Office of Barclays for each Transaction:

London

(b)

The Office of Counterparty for each Transaction:

Baltimore

The time of dealing will be confirmed by Barclays upon written request. Barclays is regulated by the Financial Services Authority. Barclays is acting for its own account in respect of this Transaction.

Please confirm that the foregoing correctly sets forth all the terms and conditions of our agreement with respect to the Transaction by responding within three Business Days by promptly signing in the space provided below and both (i) faxing the signed copy to Incoming Transaction Documentation, Barclays Capital Global OTC Transaction Documentation & Management, Global Operations, Fax +(44) 20-7773-6810/6045, Tel +(44) 20-7773-6901/6904/6965, and (ii) mailing the signed copy to Barclays Bank PLC, 5 The North Colonnade, Canary Wharf, London E14 4BB, Attention of Incoming Transaction Documentation, Barclays Capital Global OTC Transaction Documentation & Management, Global Operations. Your failure to respond within such period shall not affect the validity or enforceability of the Transaction as against you. This facsimile shall be the only documentation in respect of this Transaction and accordingly no hard copy versions of this Confirmation for this Transaction shall be provided unless Counterparty requests.

For and on behalf of	For and on behalf of
BARCLAYS BANK PLC	LEGG MASON, INC.

/s/ Philip Nisbet	/s/ Charles J. Daley, Jr.
NAME Philip Nisbet	NAME Charles J. Daley, Jr.
Authorised Signatory	Authorised Signatory
Date: 12/28/2007	Date: 12/28/2007

ANNEX A

ADDITIONAL DEFINITIONS

“Affiliate”, for purposes of this Confirmation only, has the meaning given to such term in Rule 405 under the Securities Act of 1933, as amended.

“Bond” means any obligation for the payment or repayment of borrowed money that is in the form of, or represented by, a bond, note, certificated debt security or other debt security.

“Capital Appreciation” and “Capital Depreciation” mean, with respect to any Terminated Obligation or Repaid Obligation and any Total Return Payment Date, the amount determined according to the following formula:

Final Price – Applicable Notional Amount

where

“Final Price” means (a) in the case of any Terminated Obligation, the amount determined pursuant to Clause 4, and (b) in the case of any Repaid Obligation, the amount determined pursuant to Clause 5, and

“Applicable Notional Amount” means the Notional Amount (determined immediately prior to such Total Return Payment Date) for such Terminated Obligation or Repaid Obligation, as applicable.

If such amount is positive, such amount is “Capital Appreciation” and if such amount is negative, the absolute value of such amount is “Capital Depreciation”.

“Collateral Value” means, with respect to any Reference Obligation on any date of determination, an amount equal to the present value (as calculated by the Calculation Agent with discounting on each Counterparty Second Floating Rate Payer Payment Date on an Actual/360 basis) discounted to such date of determination from the “Maturity Date” set forth in Annex B with respect to such Reference Obligation of the Reference Amount of such Reference Obligation, at a discount rate per annum equal to the Discount Rate. For this purpose, the “Discount Rate” means the zero coupon swap rate (as determined by the Calculation Agent) implied by the fixed rate offered to be paid by Barclays under a fixed for floating interest rate swap transaction with a remaining Term equal to the period from such date of determination until the “Maturity Date” set forth in Annex B with respect to such Reference Obligation in exchange for the receipt of payments indexed to USD-LIBOR-BBA.

“Commercial Paper Discount” means, with respect to any Bond that does not bear a stated rate of interest, the original issue discount on such Bond determined by reference to its issue price on the date of issuance thereof. Commercial Paper Discount that is accreted to any date of determination shall be the portion of such original issue discount that has accreted in accordance with a “straight line” accretion method.

“Costs of Assignment” means, in the case of any Terminated Obligation, the sum of (a) any actual costs of transfer or assignment paid by the seller under the terms of any Terminated Obligation or otherwise actually imposed on the seller by any applicable administrative agent, borrower or obligor incurred in connection with the sale of such Terminated Obligation and (b) any reasonable expenses incurred by the seller in connection with such sale (including all reasonable legal costs incurred by the seller in connection with such sale), in each case to the extent not already reflected in the Final Price.

“Current Price” means, with respect to any Reference Obligation on any date of determination, (a) the lower of two Firm Bids with respect to such Reference Obligation obtained by Barclays from two Dealers (other than Barclays or any of its Affiliates) of credit standing acceptable to Barclays in the exercise of its reasonable discretion and (b) if Barclays is unable to obtain two such Firm Bids, the Calculation Agent’s determination of the net cash proceeds that would be received from the sale on such date of determination of such Reference Obligation, net of the related Costs of Assignment. The “Current Price” shall be expressed as a percentage of par and will be determined exclusive of accrued interest and without regard to any Commercial Paper Discount.

“Dealer” means a nationally recognized independent dealer in the related Reference Obligation chosen by the Calculation Agent or its designated Affiliate (other than Counterparty or any of its Affiliates); provided that, except as used in the definition of “Current Price”, at least one Dealer may be Barclays or any of its Affiliates.

“Enforcement Event” means, with respect to any Reference Obligation, any event or circumstance entitling one or more holders of such Reference Obligation or any trustee or other representative acting on their behalf to sell or otherwise liquidate collateral, or to terminate one or more financial derivative contracts, securing or otherwise supporting the payment of such Reference Obligation.

“Expense or Other Payment” means, with respect to any Reference Obligation, the aggregate amount of any payments (other than extensions of credit) due from one or more of the lender(s) in respect of such Reference Obligation (including the Hedge Party), including, without limitation, (a) any expense associated with any amendment, modification or waiver of any of the provisions of the related Reference Obligation Underlying Instrument or any related credit documentation, (b) any reimbursement of any agent under the related Reference Obligation Underlying Instrument or any related credit documentation, (c) any expense incurred in connection with the exercise of remedies or the protection of rights under the Reference Obligation Underlying Instrument or any related credit document, (d) any damages, fines, penalties or other similar amounts owing or alleged to be owing by Barclays or any lender (whether the Hedge Party or otherwise) in respect of such Reference Obligation by reason of its acquisition, ownership or disposition by of such Reference Obligation, (e) any losses, claims, damages, costs or other expenses suffered or incurred by or on behalf of Barclays or any lender (whether the Hedge Party or otherwise) in respect of such Reference Obligation arising as a consequence of any actions, proceedings, arbitrations or investigations (whether formal or informal) or threat thereof (or actions in respect thereof) arising out of, based upon or in connection with such Reference Obligation and (f) any indemnity or other similar payment owing under the related Reference Obligation Underlying Instrument or any related credit documentation, in each case, including amounts owed on or after the related Obligation Termination Date in respect of amounts accrued, or in respect of any event that occurred, before the related Obligation Termination Date.

“Interest and Fee Amount” means, for any Fixed Amount Payer Payment Date and any Transaction, the aggregate amount of interest (excluding interest breakage costs), fees (including, without limitation, amendment, consent, tender, facility, letter of credit and other similar fees) and other amounts (other than in respect of principal, interest breakage costs and any compensation paid in respect of withholding taxes in relation to the related Reference Obligation and excluding any principal representing capitalized or deferred interest) paid with respect to the related Reference Obligation (in each case, after deduction of any withholding taxes for which the Reference Entity would not be obligated to reimburse the Reference Holder if it were the registered holder of the related Reference Obligation) during the relevant Fixed Amount Payer Calculation Period; provided that Interest and Fee Amounts:

(a)

shall not include any amounts that accrue prior to the Effective Date or that accrue on or after the Settlement Date or Repayment Date for the related Reference Obligation or portion thereof,

(b)

shall include the portion of principal payable at maturity of the related Reference Obligation constituting accreted Commercial Paper Discount; and

(c)

shall, for the first Fixed Amount Payer Calculation Period, be reduced by all customary and reasonable expenses incurred in connection with the establishment by Barclays or the Hedge Party of any related hedge.

“Pricing Date” means, with respect to any Terminated Obligation, the latest of (a) the date so designated in the related Accelerated Termination Notice, (b) any date so designated by the Calculation Agent pursuant to Clause 4(b), and (c) in respect of the Scheduled Termination Date, if the related Final Price is not determined in accordance with Clause 4(a), a date so designated by the Calculation Agent in its discretion, occurring during the 30 calendar days preceding the Scheduled Termination Date (or earlier in the case of any Terminated Obligation determined by the Calculation Agent in its sole discretion to be a distressed loan or other obligation) in a manner reasonably likely to cause the final Total Return Payment Date to occur on the Scheduled Termination Date. The Calculation Agent shall notify the parties of any Pricing Date designated by it.

“Reference Holder” means, with respect to any Reference Obligation, a lender in respect of such Reference Obligation under the related Reference Obligation Underlying Instrument having the same tax status (for purposes of determining whether any deduction or withholding is applicable in respect of payments under such Reference Obligation) as Barclays.

“Reference Obligation Underlying Instrument” means, with respect to any Reference Obligation, the indenture, trust agreement, pooling and servicing agreement or other relevant agreement(s) setting forth the terms of such Reference Obligation.

“Settlement Date” means, for any Reference Obligation or Terminated Obligation, (a) the date on which the seller of such Reference Obligation or Terminated Obligation would receive (based on settlement in accordance with the then-current market practice in the principal market for such Reference Obligation or Terminated Obligation) payment of the Final Price determined under Clause 4 in consideration for delivery of such Reference Obligation or Terminated Obligation or (b) if the holder of the Reference Obligation or Terminated Obligation, at its option, elects not to sell or cause the sale of the Reference Obligation or Terminated Obligation upon termination of the related Transaction (or portion thereof), a date so designated by the Calculation Agent.

“Terminated Obligation” means any Reference Obligation or portion of any Reference Obligation with respect to which the related Transaction (or portion thereof) is terminated in accordance with Clause 3 or as to which there has occurred the related Obligation Termination Date.

“Total Return Payment Date” means, with respect to any Terminated Obligation or Repaid Obligation, the fifth Business Day next succeeding the Monthly Period during which the related Settlement Date or Repayment Date, as applicable, occurred.

ANNEX B

REFERENCE PORTFOLIO ON TRADE DATE

CUSIP	Reference Entity	Maturity Date	Ticker Symbol	Reference Amount	Initial Price
48273PSV6	K2 (USA) LLC - K2 (USA) LLC	11/24/08	KTOO	USD190,000,000	92%

48273PRQ8	K2 (USA) LLC K2 (USA) LLC - K2 (USA) LLC	09/22/08	KTOO	USD250,000,000	92%

96335WEM1	WHISTLEJACKET CAP LTD - WHISTLEJACKET CAP LTD	03/17/08	JACKET	USD155,000,000	95%

96432XJE4	WHITE PINE FINANCE LLC NOTE	02/15/08	WPINE	USD220,000,000	95%

96432XJX2	WHITE PINE FINANCE LLC NOTES	03/19/08	WPINE	USD75,000,000	95%

ANNEX I

Obligation Criteria

The “Obligation Criteria” are as follows:

(i)

The obligation is a Bond.

(ii)

The obligation is denominated in USD.

(iii)

The obligation constitutes a legal, valid, binding and enforceable obligation of the applicable Reference Entity, enforceable against such person in accordance with its terms.

(iv)

The obligation does not require any future advances to be made to the related issuer or obligor on or after the Trade Date.

(v)

The Notional Amount of such obligation, together with the Notional Amount with respect to all other Reference Obligations that are the subject of Transactions then outstanding, does not exceed the Maximum Portfolio Notional Amount.